Exhibit 99.6

ARTICLES OF ASSOCIATION

OF

MFE — MEDIAFOREUROPE N.V.

Allen & Overy LLP

TRANSITORY PROVISIONS		23
T1	Issued Share Capital Scenario I	23
T2	Issued Share Capital Scenario II	23
T3	Issued Share Capital Scenario III	24
T4	Issued Share Capital Scenario IV	24
T5	Issued Share Capital Scenario V	24
T6	Issued Share Capital Scenario VI	25
T7	Issued Share Capital Scenario VII	25
T8	Issued Share Capital Scenario VIII	26

ARTICLES OF ASSOCIATION:

CHAPTER 1. DEFINITIONS

Article 1. Definitions and Construction.

1.1          In these Articles of Association, the following terms have the following meanings:

Acting In Concert has the meaning given to it in 1:1 of the Act on Financial Supervision, being understood that similar voting behaviour, holding meetings to coordinate voting and joint public announcements will be considered Acting In Concert.

Act on Financial Supervision means the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules promulgated thereunder.

Authority means any multinational, foreign, domestic, national, federal, state or local authority or entity, public agency or entity, judiciary or arbitration court, government or tribunal.

Board means the board (het bestuur) of the Company.

Book Entry System means any book entry system in the country where the Shares are listed from time to time.

Company means the company the internal organization of which is governed by these Articles of Association.

Deputy-Chairman means a Director appointed as such by the Board as referred to in Article 18.1.

Director means a member of the Board and refers to both an Executive Director and a Non-Executive Director.

Dutch Civil Code means the Dutch Civil Code (Burgerlijk Wetboek).

Executive Director means a Director appointed as Executive Director in accordance with Article 15.1.

External Auditor has the meaning ascribed to that term in Article 26.1.

General Meeting or General Meeting of Shareholders means the body of the Company consisting of those in whom as shareholder or otherwise the voting rights on shares are vested or a meeting of such persons (or their representatives) and other persons entitled to attend the General Meeting of Shareholders.

Non-Executive Director means a Director appointed as Non-Executive Director in accordance with Article 15.1.

Ordinary Share means a Share referred to as such in Article 4.2.

Public Takeover Bid Decree means the Public Takeover Decree (Besluit openbare biedingen Wft).

Senior Non-Executive Director means a Non-Executive Director appointed as such by the Board as referred to in Article 18.1.

Share means a share in the capital of the Company. Unless the contrary is apparent, this includes a Share of any class.

Shareholder means a holder of one or more Shares.

Special Voting Share means a special voting Share referred to as such in Article 4.2. Unless the contrary is apparent, this includes a special voting Share of any class.

Special Voting Share A means a special voting Share A referred to as such in Article 4.2.

Special Voting Share B means a special voting Share B referred to as such in Article 4.2.

Special Voting Share C means a special voting Share C referred to as such in Article 4.2.

1.2                               In addition, certain terms not used outside the scope of a particular Article are defined in the Article concerned.

1.3                               A message in writing means a message transmitted by letter, by telecopier, by e-mail or by any other means of electronic communication provided the relevant message or document is legible and reproducible, and the term written is to be construed accordingly.

1.4                               References in these Articles of Association to the meeting of holders of Shares of a particular class will be understood to mean the body of the Company consisting of the holders of Shares of the relevant class or (as the case may be) a meeting of holders of Shares of the relevant class (or their representatives) and other persons entitled to attend such meetings.

1.5                               References to Articles refer to articles which are part of these Articles of Association, except where expressly indicated otherwise.

1.6                               Unless the context otherwise requires, words and expressions contained and not otherwise defined in these Articles of Association bear the same meaning as in the Dutch Civil Code. Also, unless otherwise indicated, references in these Articles of Association to the law are references to provisions of Dutch law as it reads from time to time.

CHAPTER 2. NAME, OFFICIAL SEAT AND OBJECTS.

Article 2. Name and Official Seat.

2.1          The Company’s name is:

2.2          MFE - MEDIAFOREUROPE N.V.

2.3          The official seat of the Company is in Amsterdam, the Netherlands.

2.4                               The Board can establish and close branches, agencies, representative offices and administrative offices both in the Netherlands and abroad.

Article 3. Objects.

The Company’s purpose is to product and provide for audio-visual contents, directly or through wholly owned subsidiaries or companies invested in, on every possible broadcasting and/or programming platform and by any transmitting and receiving means (on land, via satellite, cable or the Internet, with analogue and digital signals) as well as any other, industrial, business, financial and tertiary activity. In the context of the above purposes, and to attain the same, the Company may carry out the following activities:

(a)                                      developing, producing, co-producing, executive producing films, features, shorts, TV shows, entertainment programmes and various broadcasts mainly aimed at TV channels and radio stations, short video ads, as well as reversing and duplicating TV shows and feature films;

(b)                                      developing, producing and broadcasting publishing products, information and/or entertainment services and interactive services for the Internet, landlines, mobile phones and every other means, as well as selling and/or performing brokering and/or ancillary services in relation to the sale of goods and/or services through TV channels, the Internet and any other means;

(c)                                       purchasing, selling, distributing, renting, curating, marketing films, TV shows, documentaries, film and TV programmes;

(d)                                      producing and writing the score for films, TV shows and documentaries;

(e)                                       curating music collections and record releases;

(f)                                        operating and managing film and theatre production companies;

(g)                                       organising billboard, magazine, TV and audio-visual ads, advertising intermediation, selling advertising space by any means, as well as creative support in providing advertising services in any of the possible formats, through any broadcast or public communication means;

(h)                                      direct sales to the public in single or multiple form of audio-visual contents (e.g. tickets, pay tv, ppv, svod, etc.);

(i)                                          developing and managing on behalf of third parties e-commerce websites and supplying ancillary services for e-commerce activities and distance sale agreements;

(j)                                         information, cultural and recreational activities specifically concerning the production and/or management and/or marketing and/or distribution of press information and communication media outlets, with the exception of daily newspapers, irrespective of their creation, development and dissemination, through the written word, of voice, audio-visual and TV reproduction;

(k)                                      promotional and PR activities, including organising and managing courses, conferences, conventions, seminars, exhibitions, shows, events and any other activity concerning research and culture, such as publishing studies, monographs, catalogues, books, leaflets and audio-visual products;

(l)                                          exercising economic utilisation rights for intellectual property by any dissemination means, including the marketing of trademarks, inventions and ornamental drawings, audio-visual products and text contents of any kind, as well as other intellectual property rights, also concerning works of art in film and TV, merchandising, sponsorships;

(m)                                  managing property and industrial complexes relating to film production and the activities specified under points a) through l) above;

(n)                                      building, purchasing, selling and exchanging properties;

(o)                                      installing and operating systems to carry out and manage, with no territorial boundaries, telecommunication services, as well as performing all related activities, including that of planning, creating, managing and marketing products, telecommunication, teleinformatics and electronics services and systems; and

(p)                                      performing, in its own interest or that of companies and legal persons that are wholly-owned or invested in, any transaction regarding movable or immovable assets, of a financial, business, partnership nature, including taking out loans and facilities and, also in favour of third parties, endorsements, sureties and other guarantees, including in rem, as well as performing all administrative or support activities, or any other ancillary, preliminary or supplementary activity to the above.

CHAPTER 3. SHARE CAPITAL AND SHARES

Article 4. Authorised Capital and Shares.

4.1                               The authorised capital of the Company amounts to two hundred and forty million euro (EUR 240,000,000.00).

4.2          The authorised capital is divided into the following classes of shares as follows:

•                                     one billion five hundred million (1,500,000,000) Ordinary Shares, having a nominal value of one eurocent (EUR 0.01) each;

•                                     one billion five hundred million (1,500,000,000) Special Voting Shares A, having a nominal value of two eurocent (EUR 0.02) each;

•                                     one billion five hundred million (1,500,000,000) Special Voting Shares B, having a nominal value of four eurocent (EUR 0.04) each; and

•                                          one billion five hundred million (1,500,000,000) Special Voting Shares C, having a nominal value of nine eurocent (EUR 0.09) each.

4.3                               Further classes of Shares, including classes of senior or junior preferred shares, may be authorised by the Company from time to time, provided a new class of Shares and the terms thereof are first included in the Articles of Association. An amendment of these Articles of Association authorizing a new class of Shares, and the issuance of Shares of any current or future class, will not require the approval of any particular group or class of Shareholders.

4.4                               All Shares will be registered Shares. The Board may determine that for the purpose of trading and transfer of Shares at a foreign stock exchange Shares shall be recorded in the Book Entry System, such in accordance with the requirements of the relevant foreign stock exchange.

Article 5. Register of Shareholders.

5.1                               The Company must keep a Register of Shareholders. The register may consist of various parts which may be kept in different places and each may be kept in more than one copy and in more than one place as determined by the Board.

5.2                               Holders of Shares are obliged to furnish their names and addresses to the Company in writing if and when so required pursuant to (a) a request of the Board and/or (b) the requirements of law and of regulation applicable to the Company. The names and addresses, and, in so far as applicable, the other particulars as referred to in Section 2:85 of the Dutch Civil Code, will be recorded in the Register of Shareholders. Holders of Ordinary Shares who have requested to become eligible to acquire Special Voting Shares, such in accordance with the SVS Terms (as defined in Article 13.2), will be recorded in a separate part of the Register of Shareholders (the Loyalty Register) with their names, addresses, the entry date, the total number of Ordinary Shares in respect of which a request is made and, when issued, the total number and class of Special Voting Shares held. The Board will supply anyone recorded in the register on request and free of charge with an extract from the register relating to his right to Shares.

5.3                               The register will be kept up to date. The Board will set rules with respect to the signing of registrations and entries in the Register of Shareholders.

5.4                               Section 2:85 of the Dutch Civil Code applies to the register of Shareholders.

Article 6. Resolution to Issue Shares; Conditions of Issuance.

6.1                               Shares may be issued pursuant to a resolution of the General Meeting. This competence concerns all non-issued Shares of the Company’s authorised capital, except insofar as the competence to issue Shares is vested in the Board in accordance with Article 6.2 hereof.

6.2                               Shares may be issued pursuant to a resolution of the Board, if and insofar as the Board is designated to do so by the General Meeting. Such designation can be made each time for a maximum period of five years and can be extended each time for a maximum period of five years. A designation must determine the number of Shares of each class concerned which may be issued pursuant to a resolution of the Board. A resolution of the General Meeting to designate the Board as a body of the Company authorised to issue Shares can only be withdrawn at the proposal of the Board.

6.3                               A resolution of the General Meeting to issue Shares or to designate the Board as the body of the Company authorised to do so can only take place at the proposal of the Board.

6.4                               The foregoing provisions of this Article 6 apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.5                               The body of the Company resolving to issue Shares must determine the issue price and the other conditions of issuance in the resolution to issue.

Article 7. Pre-emptive Rights.

7.1                               Upon the issuance of Ordinary Shares, each holder of Ordinary Shares will have pre-emptive rights in proportion to the aggregate nominal value of his Ordinary Shares. A Shareholder will not have pre-emptive rights in respect of Ordinary Shares issued against a non-cash contribution. Nor will the Shareholder have pre-emptive rights in respect of Ordinary Shares issued to employees of the Company or of a group company (groepsmaatschappij).

7.2                               Prior to each individual issuance of Ordinary Shares, pre-emptive rights may be restricted or excluded by a resolution of the General Meeting. However, with respect to an issue of Ordinary Shares pursuant to a resolution of the Board, the pre-emptive rights can be restricted or excluded pursuant to a resolution of the Board if and insofar as the Board is designated to do so by the General Meeting. The provisions of Articles 6.1 and 6.2 apply by analogy.

7.3                               A resolution of the General Meeting to restrict or exclude the pre-emptive rights or to designate the Board as a body of the Company authorised to do so can only be adopted at the proposal of the Board.

7.4                               If a proposal is made to the General Meeting to restrict or exclude pre-emptive rights, the reason for such proposal and the choice of the intended issue price must be set forth in the proposal in writing.

7.5                               A resolution of the General Meeting to restrict or exclude pre-emptive rights or to designate the Board as the body of the Company authorised to do so requires a majority of not less than two-thirds of the votes validly cast, if less than one-half of the Company’s issued capital is represented at the meeting.

7.6                               When rights are granted to subscribe for Ordinary Shares, the holders of Ordinary Shares will have pre-emptive rights in respect thereof; the foregoing provisions of this Article 7 apply by analogy. Holders of Ordinary Shares will have no pre-emptive rights in respect of Ordinary Shares issued to a person exercising a right to subscribe for Ordinary Shares previously granted.

Article 8. Payment on Shares.

8.1                               Upon issuance of an Ordinary Share, the full nominal value thereof must be paid-up, as well as the amount of the share premium if the Share is subscribed for at a higher price, without prejudice to the provisions of section 2:80 subsection 2 of the Dutch Civil Code.

8.2                               Payment for a Share must be made in cash insofar as no contribution in any other form has been agreed on.

8.3                               If the Board so decides, Ordinary Shares can be issued at the expense of any reserve, except for the Special Capital Reserve referred to in Article 13.4.

8.4                               The Board is authorised to enter into legal acts relating to non-cash contributions and the other legal acts referred to in section 2:94 of the Dutch Civil Code without the prior approval of the General Meeting.

8.5                               Payments for Shares and non-cash contributions are furthermore subject to the provisions of sections 2:80, 2:80a, 2:80b and 2:94b of the Dutch Civil Code.

Article 9. Treasury Shares.

9.1                               When issuing Shares, the Company may not subscribe for its own Shares.

9.2                               The Company is entitled to acquire its own fully paid-up Shares, or depositary receipts for Shares, with due observance of the relevant statutory provisions.

9.3                               Acquisition for valuable consideration is permitted only if the General Meeting has authorised the Board to do so. Such authorization will be valid for a period not exceeding eighteen months. The General Meeting must determine in the authorization the number of Shares or depositary receipts for Shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.

9.4                               The Company may, without authorization by the General Meeting, acquire its own Shares for the purpose of transferring such Shares to employees of the Company or of a group company (groepsmaatschappij) under a scheme applicable to such employees, provided such Shares are quoted on the price list of a stock exchange.

9.5                               Article 9.3 does not apply to Shares or depositary receipts for Shares which the Company acquires by universal succession in title.

9.6                               No voting rights may be exercised with respect to any Share held by the Company or by a subsidiary (dochtermaatschappij), or any Share for which the Company or a subsidiary (dochtermaatschappij) holds the depositary receipts. No payments will be made on Shares which the Company holds in its own share capital.

9.7                               The Company is authorised to alienate Shares held by the Company, or depositary receipts for Shares, pursuant to a resolution of the Board.

9.8                               Treasury Shares and depositary receipts for Shares are furthermore subject to the provisions of sections 2:89a, 2:95, 2:98, 2:98a, 2:98b, 2:98c, 2:98d and 2:118 of the Dutch Civil Code.

Article 10. Reduction of the Issued Capital.

10.1                        The General Meeting may, but only at the proposal of the Board, resolve to reduce the Company’s issued capital:

(a)                                      by cancellation of Shares; or

(b)                                      by reducing the nominal value of Shares by amendment of these Articles of Association. The Shares in respect of which such resolution is passed must be designated therein and provisions for the implementation of such resolution must be made therein.

10.2                        A resolution to cancel Shares can only relate to:

(a)                                      Shares held by the Company itself or of which it holds the depositary receipts; or

(b)                                      all Shares of a particular class.

A cancellation of all Shares of a particular class shall require the prior approval of the meeting of holders of Shares of the class concerned.

10.3                        Reduction of the nominal value of Shares, with or without repayment, must be made in the same amount with respect to all Shares. This requirement may be deviated from as such that a distinction is made between classes of Shares. In that case, a reduction of the nominal value of the Shares of a particular class will require the prior approval of the meeting of holders of Shares of the class concerned.

10.4                      A reduction of the issued capital of the Company is furthermore subject to the provisions of sections 2:99 and 2:100 of the Dutch Civil Code.

Article 11. Transfer of Shares.

11.1                      The transfer of rights a Shareholder holds with regard to Ordinary Shares included in the Book Entry System must take place in accordance with the provisions of the regulations applicable to the relevant Book Entry System.

11.2                      The transfer of Shares not included in the Book Entry System requires an instrument intended for such purpose and, save when the Company itself is a party to such legal act, the written acknowledgement by the Company of the transfer. The acknowledgement must be made in the instrument or by a dated statement of acknowledgement on the instrument or on a copy or extract thereof and signed as a true copy by a civil law notary or the transferor. Official service of such instrument or such copy or extract on the Company is considered to have the same effect as an acknowledgement.

11.3                      A transfer of Ordinary Shares from the Book Entry System is subject to the restrictions of the provisions of the regulations applicable to the relevant Book Entry System and is further subject to approval of the Board.

Article 12. Usufruct, Pledge and Depositary Receipts with respect to Shares.

12.1                        The provisions of Articles 11.1 and 11.2 apply by analogy to the creation or transfer of a right of usufruct in Shares. Whether the voting rights attached to the Shares on which a right of usufruct is created, are vested in the Shareholder or the usufructuary, is determined in accordance with section 2:88 of the Dutch Civil Code. Shareholders, with or without voting rights, and the usufructuary with voting rights are entitled to attend the General Meeting of Shareholders. A usufructuary without voting rights is not entitled to attend the General Meeting of Shareholders.

12.2                      The provisions of Articles 11.1 and 11.2 also apply by analogy to the pledging of Shares. Shares may also be pledged as an undisclosed pledge: in such case, section 3:239 of the Dutch Civil Code applies by analogy. No voting rights and/or the right to attend the General Meeting of Shareholders accrue to the pledgee of Shares.

12.3                      Holders of depositary receipts for Shares are not entitled to attend the General Meeting of Shareholders.

Article 13. Certain Provisions concerning Special Voting Shares.

13.1                      Where the provisions concerning Special Voting Shares as contained in this Article 13 conflict with any other provisions of this Chapter 3, this Article 13 will govern. The powers attributed in these Articles of Association to the meeting of holders of Special Voting Shares A, to the meeting of holders of Special Voting Shares B and to the meeting of holders of Special Voting Shares C will be effective only if and as long as one or more Special Voting Shares of a class are in issue and neither owned by the Company or a special purpose entity as referred to in Article 13.6 nor subject to a transfer obligation as referred to in Article 13.7.

13.2                      The Board will adopt general terms and conditions applicable to the Special Voting Shares and may amend the same from time to time. These terms and conditions as they will read from time to time are hereafter referred to as the SVS Terms. These SVS Terms may be amended pursuant to a resolution by the Board, provided, however, that any material, not merely technical amendment will be subject to the approval of the General Meeting and the approval of the combined meeting of holders of Special Voting Shares, unless such amendment is required to ensure compliance with applicable laws or listing regulations.

13.3                      Holders of Special Voting Shares have no pre-emptive rights on the issuance of Shares of any class and with respect to the issuance of Special Voting Shares no pre-emptive rights exist.

13.4                      The Company will maintain a separate reserve (the Special Capital Reserve) to pay-up Special Voting Shares. The Board is authorised to credit or debit the Special Capital Reserve at the expense or in favour of the Company’s other reserves. If the Board so decides, Special Voting

Shares can be issued at the expense of the Special Capital Reserve in lieu of an actual payment for the Shares concerned.

13.5                      However, the holder of a Special Voting Share issued at the expense of the Special Capital Reserve may at any time substitute the charge of the Special Capital Reserve by making an actual payment to the Company in respect of the Share concerned (in accordance with payment instructions provided by the Board on request) in an amount equal to the nominal value of that Share. From the date such actual payment is received by the Company, the amount which in connection with the issuance of the Share was originally charged to the Special Capital Reserve will be retransferred to the Special Capital Reserve. Existing Special Voting Shares which after having been acquired by the Company, are transferred by the Company to a special purpose entity as referred to in Article 13.6 for no consideration will be deemed Special Voting Shares which have not been actually paid for in accordance with this Article 13.5.

13.6                      Special Voting Shares can be issued and transferred to persons which have expressly agreed with the Company in writing to be subject to the SVS Terms and which respond to the terms set forth therein. Special Voting Shares can also be transferred to the Company and to a special purpose entity designated by the Board which has expressly agreed with the Company in writing that it will act as a warehouse for Special Voting Shares and that it will not exercise any voting rights pertaining to the Special Voting Shares it may hold. Special Voting Shares cannot be issued or transferred to any other person.

13.7                      A person holding Ordinary Shares who (i) applies for deregistration of Ordinary Shares in his name from the Loyalty Register, (ii) transfers Ordinary Shares to any other person, (iii) has become the subject of an event in which control over that person is acquired by another person, (iv) does not meet or no longer meets the Qualified Shareholding Obligation, or (v) does not meet or no longer meets the Contract Obligation, all as set out in more detail in Article 42 and in the SVS Terms, must transfer its Special Voting Shares to the Company or a special purpose entity as referred to in Article 13.6, except if and insofar as provided otherwise in the SVS Terms. If and for as long as a Shareholder is in breach with such obligation, the voting rights and the right to participate in General Meetings relating to the Special Voting Shares to be so offered and transferred will be suspended. The Company will be irrevocably authorised to effectuate the offer and transfer on behalf of the Shareholder concerned.

13.8                      Special Voting Shares can also be transferred voluntarily to the Company or a special purpose entity as referred to in Article 13.6. A Shareholder wishing to make such voluntary transfer must address a written transfer request to the Company, for the attention of the Board. It must state the number and class of Special Voting Shares the applicant wishes to transfer. The Board must inform the applicant within three months to whom the applicant may transfer the Special Voting Shares concerned.

13.9                      If Article 13.7 or 13.8 applies and the Company and the (prospective) transferor do not reach agreement on the amount of the purchase price, it will be determined by one or more experts designated by the Board. When determining this purchase price, no value will be attributed to the voting rights attached to the Special Voting Shares.

13.10               Special Voting Shares cannot be pledged. No depositary receipts may be issued for Special Voting Shares.

13.11               Each Special Voting Share A can be converted into one Special Voting Share B and each Special Voting Share B can be converted into one Special Voting Share C. Each Special Voting Share A or Special Voting Share B will be automatically converted into one Special Voting Share B or one Special Voting Share C (as the case may be) upon the issuance of a conversion statement by the Company. The Company will issue such conversion statement if and when a Shareholder is entitled to Special Voting Shares B or Special Voting Shares C, all as set out in more detail in the SVS Terms. The difference between the par value of the converted Special Voting Shares A or Special Voting Shares B and the newly Special Voting Shares B or Special Voting Shares C will be charged to the Special Capital Reserve.

CHAPTER 4. THE BOARD.

Article 14. Composition of the Board.

14.1                      The total number of Directors, as well as the number of Executive Directors and Non-Executive Directors, is determined by the Board, provided that the total number of Directors must be at least seven and at most fifteen.

14.2                      Only individuals can be Non-Executive Directors.

Article 15. Appointment, Suspension and Removal of Directors.

15.1                      Directors will be appointed by the General Meeting of Shareholders. Directors will be appointed either as an Executive Director or as a Non-Executive Director.

15.2                      The Board will nominate a candidate for each vacant seat. A nomination by the Board will be binding. However, the General Meeting of Shareholders may deprive the nomination of its binding character by a resolution passed with a two-third majority of the votes validly cast without a quorum being required. If the binding nomination is not deprived of its binding character, the person nominated will be deemed appointed. If the nomination is deprived of its binding character, the Board will be allowed to make a new binding nomination.

15.3                      At a General Meeting of Shareholders, votes in respect of the appointment of a Director can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto.

15.4                      A nomination to appoint a Director will state the candidate’s age and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a Director. The nomination must state the reasons on which it is based.

15.5                      A nomination will also state the candidate’s term of office. The term of office of Directors may not exceed a maximum period of four years at a time. A Director who ceases office in accordance with the previous provisions is immediately eligible for reappointment.

15.6                      Each Director may be suspended or removed by the General Meeting of Shareholders at any time. A resolution of the General Meeting of Shareholders to suspend or remove a Director other than pursuant to a proposal by the Board requires a two-third majority of the votes validly cast without a quorum being required. An Executive Director may also be suspended by the Board. A suspension by the Board may at any time be discontinued by the General Meeting of Shareholders.

15.7                      Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension will end.

Article 16. Remuneration of Directors.

16.1                      The Company must have a policy with respect to the remuneration of Directors. This policy is determined by the General Meeting with a majority of more than half of the votes validly cast without any quorum being required; the Board will make a proposal to that end. The remuneration policy will include at least the subjects described in sections 2:383c through

2:383e of the Dutch Civil Code, to the extent these subjects concern the Board. The Executive Directors may not participate in the discussion and decision-making process of the Board on this.

16.2                      The authority to establish remuneration and other terms of service for Directors is vested in the Board, with due observance of the remuneration policy referred to in Article 16.1 and applicable provisions of law. The Executive Directors may not participate in the discussion and decision-making process of the Board with respect to the remuneration of Executive Directors.

16.3                      The Board shall submit to the General Meeting of Shareholders for approval plans to issue Ordinary Shares or to grant rights to subscribe for Ordinary Shares to Directors. The plans shall at least indicate the number of Ordinary Shares and the rights to subscribe for Ordinary Shares that may be allotted to Directors and the criteria that shall apply to the allotment or any change thereto.

16.4                        The absence of approvals required pursuant to Article 16.3 will not affect the authority of the Board or its members to represent the Company.

16.5                      Directors are entitled to an indemnity from the Company and D&O insurance, in accordance with Article 24.

Article 17. General Duties of the Board.

17.1                      The Board is entrusted with the management of the Company. In the exercise of their duties, the Directors must be guided by the interests of the Company and the business connected with it.

17.2                        Each Director is responsible for the general course of affairs.

Article 18. Allocation of Duties within the Board; Company Secretary.

18.1                      The chairman of the Board as referred to by law shall be a Non-Executive Director designated by the Board and shall have the title of “Senior Non-Executive Director”. The Board may appoint one or more other Directors as Deputy-Chairmen of the Board and establish the method of replacing the Senior Non-Executive Director.

18.2                        The duty of the Non-Executive Directors is to supervise the performance of duties by the Executive Directors as well as the general course of affairs of the Company and the business connected with it. The Non-Executive Directors are also charged with the duties assigned to them pursuant to the law and these Articles of Association.

18.3                        An Executive Director, designated by the Board, will be the Chief Executive Officer. The Board may grant other titles, including the title of Chairman and Honorary Chairman, to Directors.

18.4                        The specific duties of the Chief Executive Officer and other Directors, if any, will be laid down by the Board in writing.

18.5                        To the extent permitted by law, the Board may assign and delegate such duties and powers to individual Directors and/or committees. This may also include a delegation of resolution-making power, provided this is laid down in writing. A Director to whom and a committee to which powers of the Board are delegated, must comply with the rules set in relation thereto by the Board.

18.6                      The Board appoints a company secretary and is authorised to replace him at any time. The company secretary does not have to be a member of the Board. The company secretary holds the duties and powers vested in him pursuant to these Articles of Association or a resolution of the Board. In absence of the company secretary, his duties and powers are exercised by his deputy.

Article 19. Representation.

19.1                      The Board is authorised to represent the Company. The Chief Executive Officer and the Director having the title of Chairman are also solely authorised to represent the Company.

19.2                      The Board may appoint officers with general or limited power of representation. Each of these officers may represent the Company subject to the limitations relating to his power. Their titles shall be determined by the Board.

Article 20. Meetings; Decision-making Process.

20.1                      The Board meets as often as deemed desirable by the Senior Non-Executive Director or when requested by at least two Directors. The notice will be given by the company secretary. The meeting is chaired by the Senior Non-Executive Director or in his absence by the Director having the title of Chairman or in the absence of the Chairman by a Deputy-Chairman. Minutes of the proceedings at the meeting must be kept.

20.2                      Board resolutions are adopted by a majority of more than half of the votes validly cast. Each Director has one vote. If there is a tie in voting, the Director having the title of Chairman has a decisive vote. The Board may designate types of resolutions which are subject to requirements deviating from the foregoing. These types of resolutions and the nature of the deviation must be clearly specified and laid down in writing.

20.3                      Decisions taken at a meeting of the Board will only be valid if the majority of the Directors is present or represented at the meeting. The Board may designate types of resolutions which are subject to requirements deviating from the foregoing. These types of resolutions and the nature of the deviation must be clearly specified and laid down in writing.

20.4                      Meetings of the Board may be held by means of an assembly of the Directors in person in a formal meeting or by conference call, video conference or by any other means of communication, provided that all Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the above ways shall constitute presence at such meeting.

20.5                      For adoption of a resolution other than at a meeting, it is required that the proposal is submitted to all Directors, none of them has objected to the relevant manner of adopting resolutions and such majority of the Directors as required pursuant to Article 20.2 has expressly declared to be in favour of the resolutions thus adopted in writing.

20.6                      Third parties may rely on a written declaration by the Senior Non-Executive Director, the Chairman, the Chief Executive Officer or the company secretary concerning resolutions adopted by the Board or a committee thereof. Where it concerns a resolution adopted by a committee, third parties may also rely on a written declaration by the chairman of such committee.

20.7                      In Board meetings and with respect to the adoption of Board resolutions, a Director may be represented only by another Director, authorized in writing. At each meeting a Director may not act as representative for more than one Director.

20.8                      The Board may establish additional rules regarding its working methods and decision-making process.

Article 21. Conflicts of Interests.

21.1                      A Director having a conflict of interests as referred to in Article 21.2 or an interest which may have the appearance of such a conflict of interests (both a (potential) conflict of interests) must declare the nature and extent of that interest to the other Directors.

21.2                      A Director may not participate in deliberating or decision-making within the Board, if with respect to the matter concerned he has a direct or indirect personal interest that conflicts with the interests of the Company and the business connected with it. This prohibition does not apply if the conflict of interests exists for all Directors and the Board shall maintain its power.

21.3                      A conflict of interests as referred to in Article 21.2 only exists if in the situation at hand the Director must be deemed to be unable to serve the interests of the Company and the business connected with it with the required level of integrity and objectivity. If a transaction is proposed in which apart from the Company also an affiliate of the Company has an interest, then the mere fact that a Director holds any office or other function with the affiliate concerned or another affiliate, whether or not it is remunerated, does not mean that a conflict of interests as referred to in Article 21.2 exists.

21.4                      The Director who in connection with a (potential) conflict of interests does not exercise certain duties and powers will insofar be regarded as a Director who is unable to perform his duties (belet).

21.5                      A (potential) conflict of interests does not affect the authority concerning representation of the Company set forth in Article 19.1.

Article 22. Vacancies and Inability to Act.

22.1                      For each vacant seat on the Board, the Board can determine that it will be temporarily occupied by a person (a stand-in) designated by the Board. Persons that can be designated as such include former Directors (irrespective of the reason why they are no longer Directors).

22.2                      If and as long as one or more seats on the Board are vacant, the management of the Company will be temporarily entrusted to the person or persons who (whether as a stand-in or not) do occupy a seat in the Board.

22.3                      If the seats of one or more Executive Directors are vacant, the Board may temporarily entrust duties and powers of an Executive Director to a Non-Executive Director.

22.4                      If as a result of resignations the majority of the Directors appointed by the General Meeting of Shareholders is no longer in office, the Directors still in office will be obliged to convene a General Meeting of Shareholders on an urgent basis for the purpose of appointing a new Board. In such case, the term of office of all Directors in office that are not reappointed at the General Meeting of Shareholders will be deemed to have expired at the end of the relevant meeting. In such an event the Board will have no binding nomination right as referred to in Article 15.2.

22.5                      When determining to which extent Board members are present or represented, consent to a manner of adopting resolutions, or vote, stand-ins will be counted-in and no account will be taken of vacant seats for which no stand-in has been designated.

22.6                      For the purpose of this Article 22, the seat of a Director who is unable to perform his duties (belet) will be treated as a vacant seat.

Article 23. Approval of Board Resolutions.

23.1                      The Board requires the approval of the General Meeting for resolutions entailing a significant change in the identity or character of the Company or its business, in any case concerning:

(a)                                      the transfer of (nearly) the entire business of the Company to a third party;

(b)                                      entering into or terminating a long term cooperation between the Company or a subsidiary (dochtermaatschappij) and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for the Company;

(c)                                       acquiring or disposing of a participation in the capital of a company if the value of such participation is at least one third of the sum of the assets of the Company according to its balance sheet and explanatory notes or, if the Company prepares a consolidated balance sheet, its consolidated balance sheet and explanatory notes according to the last adopted annual accounts of the Company, by the Company or a subsidiary (dochtermaatschappij).

23.2                      The absence of approvals required pursuant to Article 23.1 will not affect the authority of the Board or its members to represent the Company.

Article 24. Indemnity and Insurance.

24.1                      To the extent permissible by law, the Company will indemnify and hold harmless each Director, both former members and members currently in office (each of them, for the purpose of this Article 24 only, an Indemnified Person), against any and all liabilities, claims, judgments, fines and penalties (Claims) incurred by the Indemnified Person as a result of any expected, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each, a Legal Action), of or initiated by any party other than the Company itself or a group company (groepsmaatschappij) thereof, in relation to any acts or omissions in or related to his capacity as an Indemnified Person. Claims will include derivative actions of or initiated by the Company or a group company (groepsmaatschappij) thereof against the Indemnified Person and (recourse) claims by the Company itself or a group company (groepsmaatschappij) thereof for payments of claims by third parties if the Indemnified Person will be held personally liable therefore.

24.2                      The Indemnified Person will not be indemnified with respect to Claims in so far as they relate to the gaining in fact of personal profits, advantages or remuneration to which he was not legally entitled, or if the Indemnified Person has been adjudged to be liable for wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid).

24.3                      The Company will provide for and bear the cost of adequate insurance covering Claims against sitting and former Directors (D&O insurance), unless such insurance cannot be obtained at reasonable terms.

24.4                      Any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, Expenses) incurred by the Indemnified Person in connection with any Legal Action will be settled or reimbursed by the Company, but only upon receipt of a written undertaking by that Indemnified Person that he will repay such Expenses if a competent court in an irrevocable judgment has determined that he is not entitled to be indemnified. Expenses will be deemed to include any tax liability which the Indemnified Person may be subject to as a result of his indemnification.

24.5                      Also in case of a Legal Action against the Indemnified Person by the Company itself or its group companies (groepsmaatschappijen), the Company will settle or reimburse to the Indemnified Person his reasonable attorneys’ fees and litigation costs, but only upon receipt of a written undertaking by that Indemnified Person that he will repay such fees and costs if a competent court in an irrevocable judgment has resolved the Legal Action in favour of the Company or the relevant group company (groepsmaatschappij) rather than the Indemnified Person.

24.6                      The Indemnified Person may not admit any personal financial liability vis-à-vis third parties, nor enter into any settlement agreement, without the Company’s prior written authorisation. The Company and the Indemnified Person will use all reasonable endeavours to cooperate with a view to agreeing on the defence of any Claims, but in the event that the Company and the Indemnified Person fail to reach such agreement, the Indemnified Person will comply with all directions given by the Company in its sole discretion, in order to be entitled to the indemnity contemplated by this Article 24.

24.7                        The indemnity contemplated by this Article 24 does not apply to the extent Claims and Expenses are reimbursed by insurers.

24.8                        This Article 24 can be amended without the consent of the Indemnified Persons as such. However, the provisions set forth herein nevertheless continues to apply to Claims and/or Expenses incurred in relation to the acts or omissions by the Indemnified Person during the periods in which this clause was in effect.

CHAPTER 5. ANNUAL ACCOUNTS; PROFITS AND DISTRIBUTIONS.

Article 25. Financial Year and Annual Accounts.

25.1                        The Company’s financial year is the calendar year.

25.2                        Annually, not later than four months after the end of the financial year, the Board must prepare annual accounts and deposit the same for inspection by the Shareholders and other persons entitled to attend the General Meeting of Shareholders at the Company’s office. Within the same period, the Board must also deposit the board report for inspection by the Shareholders and other persons entitled to attend the General Meeting of Shareholders.

25.3                        The annual accounts must be signed by the Directors. If the signature of one or more of them is missing, this will be stated and reasons for this omission will be given.

25.4                        The Company must ensure that the annual accounts, the board report, and the information to be added by virtue of the law are kept at its office as of the day on which notice of the annual General Meeting of Shareholders is given. Shareholders and other persons entitled to attend the General Meeting of Shareholders may inspect the documents at that place and obtain a copy free of charge.

25.5                        The annual accounts, the board report and the information to be added by virtue of the law are furthermore subject to the provisions of Book 2, Title 9, of the Dutch Civil Code.

25.6                        The language of the annual accounts and the board report will be English.

Article 26. External Auditor.

26.1                        The General Meeting of Shareholders will commission an organization in which certified public accountants cooperate, as referred to in section 2:393 subsection 1 of the Dutch Civil Code (an External Auditor) to examine the annual accounts drawn up by the Board in accordance with the provisions of section 2:393 subsection 3 of the Dutch Civil Code. If the General Meeting of Shareholders fails to commission the External Auditor, the commission will be made by the Board.

26.2                        The External Auditor is entitled to inspect all of the Company’s books and documents and is prohibited from divulging anything shown or communicated to it regarding the Company’s affairs except insofar as required to fulfil its mandate. Its fee is chargeable to the Company.

26.3                        The External Auditor will present a report on its examination to the Board. In this it will address at a minimum its findings concerning the reliability and continuity of the automated data processing system.

26.4                        The External Auditor will report on the results of its examination, in an auditor’s statement, regarding the accuracy of the annual accounts.

26.5                        The annual accounts cannot be adopted if the General Meeting has not been able to review the auditor’s statement from the External Auditor, which statement must have been added to the annual accounts, unless the information to be added to the annual accounts states a legal reason why the statement has not been provided.

Article 27. Adoption of the Annual Accounts and Release from Liability.

27.1                        The annual accounts will be submitted to the General Meeting for adoption.

27.2                        At the General Meeting of Shareholders at which it is resolved to adopt the annual accounts, it will be separately proposed that the Directors be released from liability for their respective duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts.

Article 28. Reserves, Profits and Distributions.

28.1                        The Board may decide that the profits realised during a financial year are fully or partially appropriated to increase and/or form reserves.

28.2                        Out of the profits remaining after application of Article 28.1, with respect to the financial year concerned, primarily and insofar as possible, a dividend is paid in the amount of one per cent (1%) of the amount actually paid on the Special Voting Shares in accordance with Article 13.5. These dividend payments will be made only in respect of Special Voting Shares for which such actual payments have been made. Actual payments made during the financial year to which the dividend relates, will not be counted. No further distribution will be made on the Special Voting Shares. If, in a financial year, no profit is made or the profits are insufficient to allow the distribution provided for in the preceding sentences, the deficit will be not paid at the expense of the profits earned in following financial years.

28.3                        The profits remaining after application of Articles 28.1 and 28.2 will be put at the disposal of the General Meeting for the benefit of the holders of Ordinary Shares. The Board will make a proposal for that purpose. A proposal to pay a dividend to holders of Ordinary Shares will be dealt with as a separate agenda item at the General Meeting of Shareholders.

28.4                        Distributions from the Company’s distributable reserves are made pursuant to a resolution of the Board and will not require a resolution from the General Meeting.

28.5                        Provided it appears from an unaudited interim statement of assets signed by the Board that the requirement mentioned in Article 28.10 concerning the position of the Company’s assets has been fulfilled, the Board may make one or more interim (dividend) distributions to the holders of Shares.

28.6                        The Board may decide that a distribution on Ordinary Shares will not take place as a cash payment but as a payment in Ordinary Shares, or decide that holders of Ordinary Shares will have the option to receive a distribution as a cash payment and/or as a payment in Ordinary Shares, out of the profit and/or at the expense of reserves, provided that the Board is designated by the General Meeting pursuant to Article 6.2. The Board shall determine the conditions applicable to the aforementioned choices.

28.7                        The Company’s policy on reserves and dividends shall be determined and can be amended by the Board. The adoption and thereafter each amendment of the policy on reserves and dividends shall be discussed and accounted for at the General Meeting of Shareholders under a separate agenda item.

28.8                        No payments will be made on treasury Shares and treasury Shares shall not be counted when calculating allocation and entitlements to distributions.

28.9                        All distributions may be made in another currency than Euro.

28.10                      Distributions may be made only insofar as the Company’s equity exceeds the amount of the issued capital, increased by the reserves which must be kept by virtue of the law or these Articles of Association.

Article 29. Payment of and Entitlement to Distributions.

29.1                             Dividends and other distributions will be made payable pursuant to a resolution of the Board within four weeks after adoption, unless the Board sets another date for payment. Different payment release dates may be set for the Ordinary Shares and the Special Voting Shares.

29.2                             A claim of a Shareholder for payment of a distribution shall be barred after five years have elapsed after the day of payment.

CHAPTER 6. THE GENERAL MEETING.

Article 30. Annual and Extraordinary General Meetings of Shareholders.

30.1                        Each year, though not later than in the month of June, a General Meeting of Shareholders will be held.

30.2                        The agenda of such meeting will include the following subjects for discussion or voting:

(a)                                 discussion of the board report;

(b)                                 discussion and adoption of the annual accounts;

(c)                                  dividend proposal (if applicable);

(d)                                 appointment of Directors (if applicable);

(e)                                  appointment of an External Auditor (if applicable);

(f)                                   other subjects presented for discussion or voting by the Board and announced with due observance of the provisions of these Articles of Association, as for instance (i) release of Directors from liability; (ii) discussion of the policy on reserves and dividends; (iii) designation of the Board as authorised to issue Shares; and/or (iv) authorisation of the Board to make the Company acquire own Shares.

30.3                             Other General Meetings of Shareholders will be held whenever the Board deems such to be necessary, without prejudice to the provisions of Sections 2:108a, 2:110, 2:111 and 2:112 of the Dutch Civil Code.

Article 31. Notice and Agenda of Meetings.

31.1                        Notice of General Meetings of Shareholders will be given by the Board.

31.2                        Notice of the meeting must be given with due observance of the statutory notice period of forty-two (42) calendar days.

31.3                        The notice of the meeting will state:

(a)                                 the subjects to be dealt with;

(b)                                 venue and time of the meeting;

(c)                                  the requirements for admittance to the meeting as described in Articles 35.2 and 35.3, as well as the information referred to in Article 36.3 (if applicable); and

(d)                                 the address of the Company’s website, and such other information as may be required by the law.

31.4                             Further communications which must be made to the General Meeting pursuant to the law or these Articles of Association can be made by including such communications either in the notice, or in a document which is deposited at the Company’s office for inspection, provided a reference thereto is made in the notice itself.

31.5                        Shareholders and/or other persons entitled to attend the General Meeting of Shareholders, who, alone or jointly, meet the requirements set forth in section 2:114a subsection 2 of the Dutch Civil Code will have the right to request the Board to place items on the agenda of the General Meeting of Shareholders, provided the reasons for the request must be stated therein and the request must be received by the Senior Non-Executive Director or the Chairman or the Chief Executive Officer in writing at least sixty (60) calendar days before the date of the General Meeting of Shareholders.

31.6                        The notice will be given in the manner stated in Article 38.

Article 32. Venue of Meetings.

General Meetings of Shareholders can be held in Amsterdam or Haarlemmermeer (including Schiphol Airport), at the choice of those who call the meeting.

Article 33. Chairman of the Meeting.

33.1                        The General Meetings of Shareholders will be chaired by the Senior Non-Executive Director or in his absence by the Director having the title of Chairman or in the absence of the Chairman by a Deputy-Chairman. In case of absence of the aforesaid Directors the Board will appoint another Director to chair the meeting. The chairman of the meeting will have all the powers he may deem required to ensure the proper and orderly functioning of the General Meeting of Shareholders.

33.2                        If the chairmanship of the meeting is not provided for in accordance with Article 33.1, the meeting will itself elect a chairman, provided that so long as such election has not taken place, the chairmanship will be held by a Board member designated for that purpose by the Directors present at the meeting.

Article 34. Minutes.

34.1                        Minutes will be kept of the proceedings at the General Meeting of Shareholders by, or under supervision of, the company secretary, which will be adopted by the chairman of the meeting and the company secretary and will be signed by them as evidence thereof.

34.2                        However, the chairman of the meeting may determine that notarial minutes will be prepared of the proceedings of the meeting. In that case the co-signature of the chairman will be sufficient.

Article 35. Rights at Meetings and Admittance.

35.1                        Each Shareholder and each other person entitled to attend the General Meeting of Shareholders is authorised to attend, to speak at, and to the extent applicable, to exercise his voting rights in the General Meeting of Shareholders. They may be represented by a proxy holder authorised in writing.

35.2                        For each General Meeting of Shareholders a statutory record date will be applied, in order to determine in which persons voting rights are vested and which persons are entitled to attend the General Meeting of Shareholders. The record date is the twenty-eighth day before the relevant General Meeting. The manner in which persons entitled to attend the General Meeting of Shareholders can register and exercise their rights will be set out in the notice convening the meeting.

35.3                        A person entitled to attend the General Meeting of Shareholders or his proxy will only be admitted to the meeting if he has notified the Company of his intention to attend the meeting in writing at the address and by the date specified in the notice of meeting. The proxy is also required to produce written evidence of his mandate.

35.4                        The Board is authorised to determine that the voting rights and the right to attend the General Meeting of Shareholders can be exercised by using an electronic means of communication. If so decided, it will be required that each person entitled to attend the General Meeting of Shareholders, or his proxy holder, can be identified through the electronic means of communication, follow the discussions in the meeting and, to the extent applicable, exercise the voting right. The Board may also determine that the electronic means of communication used must allow each person entitled to attend the General Meeting of Shareholders or his proxy holder to participate in the discussions.

35.5                        The Board may determine further conditions to the use of electronic means of communication as referred to in Article 35.4, provided such conditions are reasonable and necessary for the identification of persons entitled to attend the General Meeting of Shareholders and the reliability and safety of the communication. Such further conditions will be set out in the notice of the meeting. The foregoing does, however, not restrict the authority of the chairman of the meeting to take such action as he deems fit in the interest of the meeting being conducted in an orderly fashion. Any non or malfunctioning of the means of electronic communication used is at the risk of the persons entitled to attend the General Meeting of Shareholders using the same.

35.6                        The company secretary will arrange for the keeping of an attendance list in respect of each General Meeting of Shareholders. The attendance list will contain in respect of each person with voting rights present or represented: his name, the number of votes that can be exercised by him and, if applicable, the name of his representative. The attendance list will furthermore contain the aforementioned information in respect of persons with voting rights who participate in the meeting in accordance with Article 35.4 or which have cast their votes in the manner referred to in Article 36.3. The chairman of the meeting can decide that also the name and other information about other people present will be recorded in the attendance list. The Company is authorised to apply such verification procedures as it reasonably deems necessary to establish the identity of the persons entitled to attend the General Meeting of Shareholders and, where applicable, the identity and authority of representatives.

35.7                        The Directors will have the right to attend the General Meeting of Shareholders in person and to address the meeting. They will have the right to give advice in the meeting. Also, the external auditor of the Company is authorised to attend and address the General Meetings of Shareholders.

35.8                        The chairman of the meeting will decide upon the admittance to the meeting of persons other than those aforementioned in this Article 35.

35.9                        The official language of the General Meetings of Shareholders will be English.

Article 36. Voting Rights and Adoption of Resolutions.

36.1                        Each Ordinary Share confers the right to cast one vote. Each Special Voting Share A confers the right to cast two votes, each Special Voting Share B confers the right to cast four votes and each Special Voting Share C confers the right to cast nine votes.

36.2                        At the General Meeting of Shareholders, all resolutions must be adopted by a majority of more than half of the votes validly cast without a quorum being required, except in those cases in which the law or these Articles of Association require a greater majority or the requirement of a quorum. If there is a tie in voting, the proposal will thus be rejected.

36.3                        The Board may determine that votes cast prior to the General Meeting of Shareholders by electronic means of communication or by mail, are equated with votes cast at the time of the General Meeting. Such votes may not be cast before the record date referred to in Article 35.2. Without prejudice to the provisions of Article 35 the notice convening the General Meeting of Shareholders must state how Shareholders may exercise their rights prior to the meeting.

36.4                        Blank and invalid votes will be regarded as not having been cast.

36.5                        The chairman of the meeting will decide whether and to what extent votes are taken orally, in writing, electronically or by acclamation.

36.6                        When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or what portion of the Company’s issued capital is represented, no account will be taken of Shares for which no votes can be cast pursuant to these Articles of Association or the law.

Article 37. Meetings of Holders of Ordinary Shares and Special Voting Shares.

37.1                        Meetings of holders of Ordinary Shares, Special Voting Shares A, Special Voting Shares B or Special Voting Shares C (Class Meetings) will be held whenever the Board calls such meetings. The provisions of Articles Article 31 through Article 36 apply by analogy, except as provided otherwise in this Article 37.

37.2                        All resolutions of a Class Meeting will be adopted by a majority of more than half of the votes validly cast on Shares of the relevant class, without a quorum being required. If there is a tie in voting, the proposal will thus be rejected.

37.3                        With respect to a meeting of holders of Shares of a class which are not listed, the term for convening such meeting is at least fifteen calendar days and no record date applies. Also, if at such Class Meeting all outstanding Shares of the relevant class are represented, valid resolutions can be passed if the provisions of Article 37.1 have not been observed, provided they are passed unanimously.

37.4                        If the General Meeting adopts a resolution for the validity or implementation of which the consent of a Class Meeting is required, and if, when that resolution is made in the General Meeting, the majority referred to in Article 37.2 votes for the proposal concerned, the consent of the relevant Class Meeting is thus given.

Article 38. Notices and Announcements.

38.1                        Notice of General Meetings of Shareholders will be given in accordance with the requirements of law and the requirements of regulation applicable to the Company pursuant to the listing of its Shares on the relevant stock exchange in a country.

38.2                        The Board may determine that Shareholders and other persons entitled to attend the General Meeting of Shareholders will be given notice of meetings exclusively by announcement on the website of the Company and/or through other means of electronic public announcement, to the extent in accordance with Article 38.1.

38.3                        The foregoing provisions of this Article 38 apply by analogy to other announcements, notices and notifications to Shareholders and other persons entitled to attend the General Meeting of Shareholders.

CHAPTER 7. MISCELLANEOUS.

Article 39. Dispute Resolution.

39.1                        To the extent permitted by law, the courts of the Netherlands have jurisdiction in all matters relating to the internal organisation of the Company, including disputes between the Company and its Shareholders and Directors as such.

39.2                        The provisions of this Article 39 with respect to Shareholders and Directors also apply with respect to persons which hold or have held rights towards the Company to acquire Shares, former Shareholders, persons which hold or have held the right to attend the General Meeting of Shareholders other than as a Shareholder, former Directors and other persons holding or having held any position pursuant to an appointment or designation made in accordance with these Articles of Association.

Article 40. Amendment of Articles of Association.

40.1                        The General Meeting may pass a resolution to amend the Articles of Association but only on a proposal of the Board. Any such proposal must be stated in the notice of the General Meeting of Shareholders. A resolution of the General Meeting to amend the Articles of Association requires a majority of not less than two-thirds of the votes validly cast, if less than one-half of the Company’s issued capital is represented at the meeting.

40.2                        In the event of a proposal to the General Meeting of Shareholders to amend the Articles of Association, a copy of such proposal containing the verbatim text of the proposed amendment will be deposited at the Company’s office, for inspection by Shareholders and other persons entitled to attend the General Meeting of Shareholders, until the end of the meeting. Furthermore, a copy of the proposal will be made available free of charge to Shareholders and other persons entitled to attend the General Meeting of Shareholders from the day it was deposited until the day of the meeting.

Article 41. Dissolution and Liquidation.

41.1                        The Company may be dissolved pursuant to a resolution to that effect by the General Meeting with a majority of at least two-thirds of the votes validly cast without a quorum being required, but only on a proposal of the Board. When a proposal to dissolve the Company is to be made to the General Meeting, this must be stated in the notice convening the General Meeting.

41.2                        In the event of the dissolution of the Company by resolution of the General Meeting, the Directors will be charged with effecting the liquidation of the Company’s affairs without prejudice to the provisions of section 2:23 subsection 2 of the Dutch Civil Code.

41.3                        During liquidation, the provisions of these Articles of Association will remain in force to the extent possible.

41.4                        From the balance remaining after payment of the debts of the dissolved Company will be paid, insofar as possible:

(a)                                      firstly, the amounts actually paid-in on Special Voting Shares in accordance with Article 13.5 are transferred to those holders of Special Voting Shares whose Special Voting Shares have so been actually paid for; and

(b)                                      secondly, the balance remaining is transferred to the holders of Ordinary Shares in proportion to the aggregate number of the Ordinary Shares held by each of them.

41.5                        After liquidation, the Company’s books and documents shall remain in the possession of the person designated for this purpose by the liquidators of the Company for the period prescribed by law.

41.6                        The liquidation is otherwise subject to the provisions of Title 1, Book 2 of the Dutch Civil Code.

Article 42. Shareholder Obligations.

42.1                        No Shareholder, nor any person having a derived right (afgeleid recht) with respect to the Shares (including but not limited to the right of usufruct and right of pledge), may hold, on its own or together with Affiliates or any other person, directly and/or indirectly — at any time — a participation in the Company representing a percentage of the outstanding share capital and/or voting rights of the Company which (a) is in excess of what is permitted to be held by such persons by any provision of law (including rules and regulations aiming at safeguarding media pluralism and antitrust laws) issued by any State or Authority applicable to (i) the Company, and/or (ii) group companies of the Company, and/or (iii) the Company’s shareholders, and/or (iv) the Company’s legal predecessors (i.e. Mediaset S.p.A. and Mediaset España Comunicación S.A.) or would have been applicable to the Company’s legal predecessors (i.e. Mediaset S.p.A. and Mediaset España Comunicación S.A.), and/or (b) is in violation of a decision of any Authority applicable to (i) the Company, and/or (ii) group companies of the Company, and/or (iii) the Company’s shareholders, and/or (iv) the Company’s legal predecessors (i.e. Mediaset S.p.A. and Mediaset España Comunicación S.A.) (the Qualified Shareholding Obligation).

42.2                        A Shareholder and any person having a derived right (afgeleid recht) with respect to the Shares (including but not limited to the right of usufruct and right of pledge) and their Affiliates must at all times obey and act in accordance with any contractual arrangements made between the Company and any such person relating to the Shares held by such person (including for the avoidance of doubt any contractual arrangements inherited from its legal predecessors and originally relating to shares issued by such legal predecessors) (the Contract Obligation).

42.3                        If and for as long as any person as referred to in Articles 42.1 and/or 42.2 is acting in violation of the Qualified Shareholding Obligation and/or the Contract Obligation, the voting rights and the right to participate in General Meetings attached to all the Shares held by such persons may be suspended by the Board.

42.4                        For the purpose of this Article 42 Affiliate means with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative of the foregoing.

Article 43. Mandatory bid requirement.

43.1                        In addition to any provision of law, any person who, either on its own or together with persons Acting In Concert, acquires or acquired after the seventh day of June two thousand and nineteen, either directly or indirectly, predominant control, shall make a public takeover bid for all the outstanding ordinary shares.

43.2                        The obligation to make a public takeover bid as referred to in paragraph 1 shall lapse if the obliged person loses predominant control within thirty (30) calendar days after the obligation to make a public takeover bid under this Article 43 has become applicable to such person.

43.3                        In this Article 43 predominant control means the right to exercise at least (i) twenty-five per cent (25%), or (ii) thirty per cent (30%) of the voting rights in the General Meeting. For the purpose of this provision Shares for which the voting rights and the right to participate in General

Meetings are suspended will nevertheless be taken into account when calculating the percentages of predominant control.

43.4                        Unless otherwise appears from this Article 43, the definitions and terms used in this Article that relate to the Act on Financial Supervision will be interpreted in accordance with Section 1:1 of the Act on Financial Supervision.

43.5                        The public takeover bid that must be made in respect of this Article 43 must further be made in accordance with the provisions of the Act on Financial Supervision and the Public Takeover Bid Decree that apply to a mandatory public takeover bid as referred to in Section 1, paragraph (e), of the Public Takeover Bid Decree or substitute regulations.

43.6                        Any person who incurs the obligation to make a public takeover bid is obliged to notify the Company of this immediately.

43.7                        Any person who, either on its own or together with any person Acting in Concert, has the obligation to make a public takeover bid under this Article 43 and (a) does not meet or no longer meets the Qualified Shareholding Obligation, and/or (b) does not meet or no longer meets the Contract Obligation, must (i) dispose of the excess number of Shares that have led to the acquisition of predominant control after the seventh day of June two thousand and nineteen or (ii) take any other action which will result in him losing predominant control within five (5) business days upon written request from the Company (the Obligation To Lose Predominant Control).

43.8                        The Board is irrevocably authorised to effectuate the disposal of such number of Shares which will result in the relevant Shareholder losing predominant control if the Obligation To Lose Predominant Control has not been satisfied within a period of five (5) business days from the day that the Company has requested this in writing. The disposal of the Ordinary Shares will take place via the public market against a price obtained in good faith, and the Special Voting Shares will be transferred to the Company for no consideration.

[The articles of association of the Company contain the following Transitory Provisions:]

TRANSITORY PROVISIONS(1)

T1                                Issued Share Capital Scenario I

44.1                        In deviation of the provisions set out in Articles 4.1 and 4.2 and as long as the issued share capital is less than fourteen million seven hundred and seventy-nine thousand two hundred and fifty-nine euro and ninety-eight eurocent (EUR 14,779,259.98) and the Board has not filed a statement as mentioned in Articles 44.2 or 44.3 or 44.4 or 44.5 or 44.6 or 44.7 or 44.8, Articles 4.1 and 4.2 will read as follows:

“4.1                         The authorised capital of the Company amounts to forty-six million three hundred thousand euro (EUR 46,300,000.00).

4.2                               The authorised capital is divided into the following classes of shares as follows:

•                                          one billion five hundred million (1,500,000,000) Ordinary Shares, having a nominal value of one eurocent (EUR 0.01) each;

•                                          one billion five hundred million (1,500,000,000) Special Voting Shares A, having a nominal value of two eurocent (EUR 0.02) each;

•                                          ten million (10,000,000) Special Voting Shares B, having a nominal value of four eurocent (EUR 0.04) each; and

•                                          ten million (10,000,000) Special Voting Shares C, having a nominal value of nine eurocent (EUR 0.09) each.”

T2                                Issued Share Capital Scenario II

44.2                        In deviation of the provisions set out in Articles 4.1 and 4.2 and in the event the issued share capital equals fourteen million seven hundred and seventy-nine thousand two hundred and fifty-nine euro and ninety-eight eurocent (EUR 14,779,259.98) or more and the Board has filed a statement confirming this new minimum issued share capital with the Dutch Commercial Register and has not filed any statement as mentioned in Article 44.3 or 44.4 or 44.5 or 44.6 or 44.7 or 44.8, Articles 4.1 and 4.2 will read as follows:

“4.1                         The authorised capital of the Company amounts to sixty-nine million eight hundred thousand (EUR 69,800,000.00).

4.2                               The authorised capital is divided into the following classes of shares as follows:

•                                          one billion five hundred million (1,500,000,000) Ordinary Shares, having a nominal value of one eurocent (EUR 0.01) each;

•                                          one billion five hundred million (1,500,000,000) Special Voting Shares A, having a nominal value of two eurocent (EUR 0.02) each;

•                                          two hundred and sixty million (260,000,000) Special Voting Shares B, having a nominal value of four eurocent (EUR 0.04) each; and

•                                          one hundred and sixty million (160,000,000) Special Voting Shares C, having a nominal value of nine eurocent (EUR 0.09) each.”

(1) The numbers in the transitory provisions are subject to change. The final numbers will be determined prior to the general meeting of shareholders of Mediaset Investment N.V. in which the Merger will be approved.

T3                                Issued Share Capital Scenario III

44.3                        In deviation of the provisions set out in Articles 4.1 and 4.2 and in the event the issued share capital equals nineteen million euro (EUR 19,000,000.00) or more and the Board has filed a statement confirming this new minimum issued share capital with the Dutch Commercial Register and has not filed any statement as mentioned in Article 44.4 or 44.5 or 44.6 or 44.7 or 44.8, Articles 4.1 and 4.2 will read as follows:

“4.1                         The authorised capital of the Company amounts to ninety-five million euro (EUR 95,000,000.00).

4.2                               The authorised capital is divided into the following classes of shares as follows:

•                                          one billion five hundred million (1,500,000,000) Ordinary Shares, having a nominal value of one eurocent (EUR 0.01) each;

•                                          one billion five hundred million (1,500,000,000) Special Voting Shares A, having a nominal value of two eurocent (EUR 0.02) each;

•                                          five hundred and seventy-five million (575,000,000) Special Voting Shares B, having a nominal value of four eurocent (EUR 0.04) each; and

•                                          three hundred million (300,000,000) Special Voting Shares C, having a nominal value of nine eurocent (EUR 0.09) each.”

T4                                Issued Share Capital Scenario IV

44.4                        In deviation of the provisions set out in Articles 4.1 and 4.2 and in the event the issued share capital equals twenty-five million euro (EUR 25,000,000.00) or more and the Board has filed a statement confirming this new minimum issued share capital with the Dutch Commercial Register and has not filed any statement as mentioned in Article 44.5 or 44.6 or 44.7 or 44.8, Articles 4.1 and 4.2 will read as follows:

“4.1                         The authorised capital of the Company amounts to one hundred and twenty-four million six hundred thousand euro (EUR 124,600,000.00).

4.2                               The authorised capital is divided into the following classes of shares as follows:

•                                          one billion five hundred million (1,500,000,000) Ordinary Shares, having a nominal value of one eurocent (EUR 0.01) each;

•                                          one billion five hundred million (1,500,000,000) Special Voting Shares A, having a nominal value of two eurocent (EUR 0.02) each;

•                                          one billion (1,000,000,000) Special Voting Shares B, having a nominal value of four eurocent (EUR 0.04) each; and

•                                          forty hundred and forty million (440,000,000) Special Voting Shares C, having a nominal value of nine eurocent (EUR 0.09) each.”

T5                                Issued Share Capital Scenario V

44.5                        In deviation of the provisions set out in Articles 4.1 and 4.2 and in the event the issued share capital equals thirty million euro (EUR 30,000,000.00) or more and the Board has filed a statement confirming this new minimum issued share capital with the Dutch Commercial Register and has not filed any statement as mentioned in Article 44.6 or 44.7 or 44.8, Articles 4.1 and 4.2 will read as follows:

“4.1                         The authorised capital of the Company amounts to one hundred and forty-seven million euro (EUR 147,000,000.00).

4.2                               The authorised capital is divided into the following classes of shares as follows:

•                                          one billion five hundred million (1,500,000,000) Ordinary Shares, having a nominal value of one eurocent (EUR 0.01) each;

•                                          one billion five hundred million (1,500,000,000) Special Voting Shares A, having a nominal value of two eurocent (EUR 0.02) each;

•                                          one billion two hundred million (1,200,000,000) Special Voting Shares B, having a nominal value of four eurocent (EUR 0.04) each; and

•                                          six hundred thousand million (600,000,000) Special Voting Shares C, having a nominal value of nine eurocent (EUR 0.09) each.”

T6                                Issued Share Capital Scenario VI

44.6                        In deviation of the provisions set out in Articles 4.1 and 4.2 and in the event the issued share capital equals thirty-five million euro (EUR 35,000,000.00) or more and the Board has filed a statement confirming this new minimum issued share capital with the Dutch Commercial Register and has not filed any statement as mentioned in Article 44.7 or 44.8, Articles 4.1 and 4.2 will read as follows:

“4.1                         The authorised capital of the Company amounts to one hundred and seventy-three million euro (EUR 173,000,000.00).

4.2                               The authorised capital is divided into the following classes of shares as follows:

•                                          one billion five hundred million (1,500,000,000) Ordinary Shares, having a nominal value of one eurocent (EUR 0.01) each;

•                                          one billion five hundred million (1,500,000,000) Special Voting Shares A, having a nominal value of two eurocent (EUR 0.02) each;

•                                          one billion four hundred million (1,400,000,000) Special Voting Shares B, having a nominal value of four eurocent (EUR 0.04) each; and

•                                          eight hundred million (800,000,000) Special Voting Shares C, having a nominal value of nine eurocent (EUR 0.09) each.”

T7                                Issued Share Capital Scenario VII

44.7                        In deviation of the provisions set out in Articles 4.1 and 4.2 and in the event the issued share capital equals forty million euro (EUR 40,000,000.00) or more and the Board has filed a statement confirming this new minimum issued share capital with the Dutch Commercial Register and has not filed any statement as mentioned in Article 44.8, Articles 4.1 and 4.2 will read as follows:

“4.1                         The authorised capital of the Company amounts to one hundred and ninety-five million euro (EUR 195,000,000.00).

4.2                               The authorised capital is divided into the following classes of shares as follows:

•                                          one billion five hundred million (1,500,000,000) Ordinary Shares, having a nominal value of one eurocent (EUR 0.01) each;

•                                          one billion five hundred million (1,500,000,000) Special Voting Shares A, having a nominal value of two eurocent (EUR 0.02) each;

•                                          one billion five hundred million (1,500,000,000) Special Voting Shares B, having a nominal value of four eurocent (EUR 0.04) each; and

•                                          one billion million (1,000,000,000) Special Voting Shares C, having a nominal value of nine eurocent (EUR 0.09) each.”

T8                                Issued Share Capital Scenario VIII

44.8                        In the event the issued share capital equals forty-seven million two hundred and ninety-three thousand six hundred and thirty-one euro and ninety-four eurocent (EUR 47,293,631.94) or more and the Board has filed a statement confirming this new minimum issued share capital with the Dutch Commercial Register Articles 4.1 and 4.2 are applicable as such.

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